As filed with the Securities and Exchange Commission on May 20, 2024

Registration No. 333-260971

Registration No. 333-271517

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-260971

FORM S-3 REGISTRATION STATEMENT NO. 333-271517

UNDER

THE SECURITIES ACT OF 1933

ALPINE IMMUNE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8969493
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

188 East Blaine Street, Suite 200

Seattle, WA 98102

(206) 788-4545

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Biller

Secretary

Alpine Immune Sciences, Inc.

50 Northern Avenue

Boston, Massachusetts 02210

Telephone: (617) 341-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Graham Robinson Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, MA 02116 (617) 573-4850	Faiz Ahmad Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square 920 N. King Street Wilmington, DE 19899 (302) 651-3250

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all securities of the Company, previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-3 as of the date hereof (the “Registration Statement”):

•

Registration Statement No.  333-260971, filed with the Commission on November 10, 2021, which registered 9,680,844 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”) for sale by specified selling stockholders.

•

Registration Statement No.  333-271517, filed with the Commission on April 28, 2023, which registered an indeterminate number of (i) shares of Company Common Stock, (ii) shares of preferred stock of the Company, par value $0.001 per share (the “Company Preferred Stock”), (iii) debt securities of the Company (the “Company Debt Securities”), (iv) depositary shares of the Company (the “Company Depositary Shares”), (v) warrants to purchase shares of Company Common Stock, shares of Company Preferred Stock, Company Debt Securities or Company Depositary Shares, (vi) subscription rights to purchase shares of Company Common Stock, shares of Company Preferred Stock, Company Debt Securities, Company Depositary Shares, warrants or units consisting of some or all of these securities, (vii) purchase contracts and (viii) units consisting of some or all of these securities, as shall have an aggregate offering price not to exceed $400,000,000.

Pursuant to the Agreement and Plan of Merger, dated as of April 10, 2024, by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), Adams Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on May 20, 2024, upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on May 20, 2024.

ALPINE IMMUNE SCIENCES, INC.

By:	/s/ Jonathan Biller
Name:	Jonathan Biller
Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.